UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant      ☒

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ECAT ANNUAL SHAREHOLDER MEETING ADJOURNED

Dear Shareholder,

We would like to thank you for your continued support of BlackRock ESG Capital Allocation Term Trust’s (“ECAT”) trustees. Due to insufficient votes received to hold the meeting, we have decided to adjourn ECAT’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to July 25, 2023, at 12:00 p.m. (Eastern Time). As a result, there is still time to make your voice heard and your vote count.

We understand that the proxy contest process can be frustrating, and that you have received a number of communications from us. Please understand that a certain number of votes must be received in order to hold the Annual Meeting and, in a proxy contest, only the last dated proxy card or voting instruction form received by the independent inspector of elections will count in the Annual Meeting.

As a reminder, if elected, the dissident’s nominees may take actions that are harmful to the Fund and its long-term investment objectives. It is critical that all shareholders vote to protect their investment.

If you have already voted a WHITE proxy card or voting instruction form supporting the ECAT Board’s nominees, we thank you for your support and no further action is necessary.

If you have not voted, please follow the instructions on the enclosed WHITE proxy card or voting instruction form in support of the Board’s nominees today.

Please discard and do not return any gold proxy card. If you have previously returned a gold proxy card, even to vote against the nominees listed on the gold card, please return the WHITE proxy card or voting instruction form today in support of the Board’s nominees, which will replace any and all proxy cards that you previously submitted.

Sincerely,

John Perlowski

President and CEO of BlackRock Closed-End Funds

The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-33352 or by calling Georgeson LLC, the Fund’s proxy solicitor toll free at 1-800-676-0281.

ECAT_ADJ